For Immediate Release:  Financial and Business Editors . . . December 17, 2007

The Bank Holdings Announces Stock Repurchase Plan

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), the parent company of Nevada Security Bank (which does business in California under the name Silverado Bank) and additional 1031 exchange subsidiaries, today announced that its Board of Directors approved a plan to repurchase up to $3,000,000 of the outstanding common stock of the Company.

Hal Giomi, Chairman and Chief Executive Officer, stated that the stock repurchase program is being implemented to enhance shareholder value.

Stock repurchases may be made from time to time on the open market or through privately negotiated transactions. The timing of purchases and the exact number of shares to be purchased will depend on market conditions. The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

This press release contains forward-looking statements as defined by federal securities law. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. The Company undertakes no obligation to revise these statements following the date of this press release.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. The Bank currently has contributed capital of approximately $69 million and operates eight branches; six in northern Nevada and two in northern California, which are separately branded as Silverado Bank. The President of the Bank, David A. Funk, is a

long-time banker and resident of the Reno area. The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California. For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward looking statements involve risks and uncertainties concerning the health of the national, Nevada and California economies, the Company’s abilities to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,
Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or
Jack Buchold, Chief Financial Officer
The Bank Holdings or www.thebankholdings.com
Nevada Security Bank or www.nevadasecuritybank.com
Mailing Address: P. O. Box 19579 (89511)
Physical Address: 9990 Double R. Blvd. (89521)
Reno, Nevada
Phone:  775-853-8600
FAX:    775-853-2056

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